First Niagara Financial Group, Inc.
Consent of KPMG LLP
Exhibit 23

                        Consent of Independent Auditors'

The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-57736) on Form S-8 of First Niagara Financial Group, Inc. of our report dated February 18, 2002, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of First Niagara Financial Group, Inc.


                                                /s/ KPMG LLP

March 22, 2002
Buffalo, New York